Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

RingCentral, Inc.:

We consent to the use of our report dated February 27, 2015, with respect to the consolidated balance sheets of RingCentral, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

February 27, 2015